Exhibit 8.2

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FIRM / AFFILIATE OFFICES
		Austin	Moscow
		Beijing	Munich
April 19, 2022		Boston	New York
		Brussels	Orange County
		Century City	Paris
		Chicago	Riyadh
Brivo, Inc.		Dubai	San Diego
7700 Old Georgetown Road, Suite 300		Düsseldorf	San Francisco
Bethesda, Maryland 20814		Frankfurt	Seoul
		Hamburg	Shanghai
		Hong Kong	Silicon Valley
		Houston	Singapore
		London	Tel Aviv
		Los Angeles	Tokyo
		Madrid	Washington, D.C.
Re:	U.S. Federal Income Tax Considerations for Holders	Milan
of Brivo Common Stock

To the addressees set forth above:

We have acted as special tax counsel to Brivo, Inc., a Nevada corporation (“Brivo”) in connection with the transactions contemplated by the Business Combination Agreement, dated November 10, 2021 (the “Business Combination Agreement”), by and among Brivo, Crown PropTech Acquisitions, a Cayman Islands exempted company (“Crown”), Crown PropTech Merger Sub I Corp., a Delaware corporation and a wholly owned direct subsidiary of Crown, and Crown PropTech Merger Sub II LLC, a Delaware limited liability company and a wholly owned direct subsidiary of Crown (the “Business Combination”). Unless otherwise indicated, each capitalized term used herein has the meaning ascribed to it in the Registration Statement (defined below).

This opinion is being delivered in connection with the Registration Statement (File No. 333-26185) of Crown on Form S-4, filed with the Securities and Exchange Commission, as amended and supplemented through the date hereof (the “Registration Statement”).

In connection with this opinion, we have examined and reviewed originals or copies, certified or otherwise identified to our satisfaction, of: (i) the Registration Statement; (ii) the Business Combination Agreement; (iii) the representation letter of Brivo, dated as of today, and the representation letter of Crown, dated as of today, each delivered to us for purposes of this opinion (the “Representation Letters”) and (iv) such other documents, certificates and records as we have deemed necessary or appropriate as a basis for our opinion. In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of the originals of such latter documents. We have not undertaken any independent investigation of any factual matter set forth in the Representation Letters or any of the other foregoing documents. For purposes of our opinion, we have assumed, with your permission, that (i) the Business Combination will be consummated in the manner described in the Registration Statement and the Business Combination Agreement, (ii) the statements concerning the Business Combination set forth in the Business Combination Agreement and the Registration Statement are true, correct and complete and will

Brivo, Inc.

remain true, correct and complete at all times, (iii) the representations made by Brivo and Crown pursuant to the Representation Letters are true, correct and complete and will remain true, correct and complete at all times, (iv) any representations made in the Business Combination Agreement or the Representation Letters “to the knowledge of” or based on the “belief of” or the “expectation of” Brivo or Crown, or otherwise similarly qualified, are true, correct and complete and will remain true, correct and complete at all times, in each case, without such qualification, and (v) each of Brivo and Crown will act in all respects in accordance with any statement of its intent set forth in the Representation Letters. We have also assumed that the parties have complied with and, if applicable, will continue to comply with, the obligations, covenants and agreements contained in the Business Combination Agreement. In addition, our opinion is based solely on the documents that we have examined, the additional information that we have obtained, and the representations made by Brivo and Crown referred to above, which we have assumed will be true, correct and complete at all times.

Our opinion is based on the Internal Revenue Code of 1986, as amended, regulations promulgated by the United States Department of the Treasury thereunder, judicial decisions, published positions of the Internal Revenue Service (the “Service”), and such other authorities as we have considered relevant, all as in effect on the date of this opinion and all of which are subject to change or differing interpretations, possibly with retroactive effect. A change in the authorities upon which our opinion is based could affect the conclusions expressed herein. Moreover, there can be no assurance that positions contrary to our opinion will not be taken by the Service or, if challenged, by a court.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations set forth herein and in the Registration Statement, we hereby confirm that (i) the statements set forth in the Registration Statement under the caption “U.S. Federal Income Tax Considerations for Holders of Brivo Common Stock,” insofar as they are statements regarding U.S. federal income tax law and regulations and legal conclusions with respect thereto, constitute the opinion of Latham & Watkins LLP as to the material U.S. federal income tax consequences to Holders of Brivo Common Stock that exchange, pursuant to the Mergers, their Brivo Common Stock for New Brivo Common Stock (including for this purpose the Brivo Earn-Out Shares), and (ii) it is our opinion that the Mergers, taken together as an integrated transaction, will be treated for U.S. federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code.

This opinion is being delivered prior to the consummation of the Business Combination and therefore is prospective and dependent on future events. This opinion is expressed as of the date hereof, and we are under no obligation to supplement or revise our opinion to reflect any legal developments or any factual matters arising subsequent to the date hereof, or the impact of any information, document, certificate, record, statement, representation, covenant, or assumption relied upon herein that becomes incorrect or untrue.

We express our opinion herein only as to those matters specifically set forth above and no opinion should be inferred as to the tax consequences of the Mergers under any state, local or foreign law, or with respect to other areas of U.S. federal taxation. We are members of the Bar of

Brivo, Inc.

the State of New York, and we do not express any opinion herein concerning any law other than the federal law of the United States.

This opinion has been prepared solely in connection with the Registration Statement and may not be relied upon for any other purpose without our prior written consent. We hereby consent to the filing of this opinion as Exhibit 8.2 to the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities Exchange Commission thereunder.

Sincerely,

/s/ Latham & Watkins LLP